Exhibit 10.60
CONSULTANT AGREEMENT

This Agreement made as of this 20th day of November, 2018, (“Effective Date”) between ChromaDex, Inc. (hereinafter referred to as “ChromaDex”), having its principal offices located 10005 Muirlands Blvd, Suite G, Irvine, CA 92618, and Troy Rhonemus (hereinafter referred to as “Consultant”), with a notice address of 26991 Moro Azul, Mission Viejo CA 92691.
WITNESSETH:

WHEREAS: ChromaDex desires to have Consultant perform services detailed in the Scope of Work (attached hereto as Exhibit A) and Consultant desires to perform such services.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.
Period of Performance. This Agreement shall commence on the Effective Date and shall remain in full force and effect for a term (the “Term”) of fourteen (14) months from the Effective Date at which time it will automatically terminate.

2.
Consideration and Payment. ChromaDex shall pay Consultant one thousand dollars ($1,000) during any month where Consultant performs services for a total of five (5) hours or less. In any month where Consultant performs services in excess of five (5) hours, ChromaDex shall pay Consultant one thousand dollars ($1,000) for all hours up to five (5), and two hundred dollars ($200) per hour for each additional hour over five (5), or as otherwise agreed to in writing by the parties. Payment shall be made monthly, within fifteen (15) days of receipt of invoice. Additionally, Consultant shall be reimbursed at cost for reasonable out of pocket expenses, phone calls, mileage, air fare, and per diem for travel which has been preauthorized in writing by ChromaDex.

3.
Liaison. The ChromaDex representatives responsible for the supervision and approval of the work described herein shall be Rob Fried and Mark Friedman, or other individuals who may be designated by ChromaDex from time to time.

4.
Warranty; Care of ChromaDex’s Property. Consultant represents and warrants that the execution, delivery and performance of this Agreement will not violate and/or conflict with any other agreement that the Consultant is a party to and that the Services to be performed by Consultant hereunder will be performed competently and in accordance with the standard of care usually and reasonably expected in performance of the Services. Consultant covenants to protect all property of ChromaDex including ChromaDex’s Information (as defined below) and its customers, vendors, and other affiliates and partners to which such Consultant has access, as a result of Consultant’s consulting under this Agreement, with the same level of care he/she would provide to his/her own property and confidential information, and in no event less than an objectively reasonable standard of care. This Section applies during and after termination of this Agreement based on obligations further set forth herein.

5.
Termination. Either party shall have the right to terminate this Agreement for cause, if the other Party commits a material breach of this Agreement, and does not cure such breach within thirty (30) days following such Party’s receipt of notice of such breach from the non-breaching Party.

6.
Hold Harmless. Consultant shall indemnify and hold harmless and defend ChromaDex, its agents, servants, affiliates, parent company (including its officers, directors and stockholders) and employees from and against any claim demand or cause of action of every name or nature arising out of or through the negligence of Consultant, along with any intentional wrongful acts, in the performance of services under this Agreement. Other than as a result of the willful misconduct or gross negligence of Consultant, ChromaDex shall indemnify and hold harmless Consultant from and against any claim demand or cause of action of every name or nature arising out of or through the negligence of ChromaDex, its agents, servants, or employees in the performance of services under this Agreement.

7.
Insurance and Taxes. ChromaDex and Consultant will be responsible for maintaining their own separate insurance policies including, without limitation, Comprehensive General and Automobile Liability, Workmen’s Compensation and other necessary insurance coverage. The Consultant, as an independent agent, agrees that he/she will not to be entitled to file any claim for Workers’ Compensation or any other claim under ChromaDex’s insurance policies and will be responsible for his/her own Workers’ Compensation Insurance Coverage. The Consultant will also be responsible for payment of any State, local, or federal taxes resulting from work under this Agreement.

PLEASE NOTE: CHROMADEX IS REQUIRED TO SUBMIT TO THE INTERNAL REVENUE SERVICE AN ANNUAL FORM 1099 STATEMENT OF INCOME FOR ALL PAYMENTS, AND AS SUCH CONSULTANT MUST PROVIDE A TAX IDENTIFICATION NUMBER TO CHROMADEX.

8.
Non-Solicitation; No Rights to ChromaDex’s Intellectual Property.  For a period of five (5) years after the termination of this Agreement, Consultant agrees not to attempt in any manner to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with ChromaDex.

Consultant further agrees that Consultant shall have no right to any of ChromaDex’s intellectual property (including, without limitation, Inventions (as defined in Section 11) and work made for hire (as contemplated in Section 11) and, accordingly, Consultant agrees that Consultant shall have no rights whatsoever to ChromaDex’s intellectual property and shall not produce, market, or sell products or services based on the Information and/or ChromaDex’s intellectual property. In addition, Consultant agrees not to sell the Information to any third party.

9.
Confidential Information. ChromaDex and/or its affiliates have developed and possesses certain confidential scientific and/or business information (“Information”). ChromaDex shall disclose to the Consultant the Information necessary or useful to perform the services, subject to the following:

a.
Consultant shall not use the Information for any purpose except in furtherance of this Agreement and shall not reveal to any third party or permit any third-party access to, any of the Information furnished pursuant to this Agreement unless the Consultant obtains, in each case, the prior written consent of ChromaDex. It is, however, understood that the obligation of nondisclosure under this Agreement shall not apply to Information which:

i.
Is or becomes generally available to the public (which for the purposes of this Agreement shall not include customers of ChromaDex) without breach of this Agreement by the Consultant or his/her agents or advisors and without violation of any agreement by any other third party;

ii.
Is or becomes available to the Consultant on a non-confidential basis, other than by or on behalf of ChromaDex, provided that such source obtains and discloses such information lawfully and without breach of any confidentiality agreement or obligation;

iii.
Was in the Consultant’s possession, as evidenced by documented proof, prior to its being furnished to the Consultant by or on behalf of ChromaDex; provided that the source of such information obtained and disclosed such information lawfully and without breach of any confidentiality or obligation.

Information will not be deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components, or combinations thereof are now or may later become known to the public. Furthermore, even if any portion of information provided by or on behalf of ChromaDex to Consultant falls within any one of the above exceptions, the remainder will continue to be confidential Information subject to the restrictions of this Agreement.

b.
All disclosures are made to the Consultant for the sole purpose of enabling the Consultant to provide the Services.

c.
Consultant shall not, during the term of this agreement, hold any other positions, as a consultant or otherwise, with any company or organization that is a direct or indirect competitor of ChromaDex in the NR or NAD space, and may not perform any work, provide services or engage in conduct that could be deemed a conflict of interest.

d.
The Consultant’s obligations according to this Agreement to keep the Information secret and confidential shall remain in effect indefinitely regarding trade secret and know-how, and for a period of seven (7) years from the date of this Agreement for all other Information.

10.
Rights in Inventions.

a.
Assignment of IP Rights to ChromaDex. In performing the Services, Consultant hereby assigns to ChromaDex all rights in all inventions, developments and discoveries, including derivatives and improvements thereto, whether or not patentable, and all patent rights related to the foregoing including rights to make priority claims in any country (“Inventions”), and all suggestions, proposals, written works of authorship, and computer programs, and all copyrights whether or not registered related to the foregoing (collectively with Inventions, the “Work Product”), which Consultant authors, invents, discovers, develops, conceives or makes, either solely or jointly with others, while consulting with ChromaDex, or which involve Information or equipment, supplies, facilities, direct or indirect funding, or materials owned or provided by or on behalf of ChromaDex. The rights granted to ChromaDex in the Work Product include the right to disclose or publish, or not to do so, and to pursue patents and assert other intellectual property rights related thereto. Consultant will execute all documents and take all other actions as may be necessary (at no out-of-pocket expense to Consultant) to assign all rights to or otherwise vest good title to ChromaDex in all Work Product, and Consultant will not use any Information for Consultant’s own benefit or for that of any other business entity or person except as permitted in writing by ChromaDex.

b.
Work-Made-For-Hire. Additionally, any work of authorship prepared by Consultant in connection with efforts under this Agreement or related to or arising from Information that Consultant has access to in connection with this Agreement, will be considered a work made for hire pursuant to this Agreement and be the sole and exclusive property of ChromaDex, free and clear of any claims by Consultant.

c.
Disclosure Obligation of Consultant. Consultant will disclose promptly in writing (which writing may take the form of a patent application or similar document prepared by ChromaDex’s counsel with Consultant’s cooperation and assistance) to ChromaDex all Inventions and other Work Product developed, made, or conceived either solely or in collaboration with others under, or arising from or related to, this Agreement. Consultant hereby assigns to ChromaDex its, his, or her entire right, title, and interest in and to any and all such Inventions and other Work Product. Consultant hereby agrees to execute all such documents, testify in all legal or quasi-legal proceedings requested, and otherwise take all such action as may be required to effectuate or evidence such assignment and/or to cooperate with ChromaDex in filing applications, and pursuing and enforcing patents and copyright registrations in any and all countries. As such, Consultant hereby irrevocably appoints ChromaDex, and its duly authorized officers and agents, as Consultant’s attorney to execute and deliver any documents needed and to do all other lawfully permitted acts to secure such intellectual property rights with the same legal force and effect as if executed by Consultant.

11.
Reasonable Restrictions. Consultant acknowledges that the restrictions imposed by this Agreement are reasonable and necessary to protect ChromaDex’s intellectual property assets. When for any reason this Agreement terminates, Consultant hereby represents to ChromaDex that Consultant has the ability to earn a livelihood without violating such restrictions.

12.
Injunctive Relief; Other Remedies. Consultant recognizes that the remedy at law for any breach or violation, or threatened breach or violation, by Consultant of this Agreement will be inadequate and ChromaDex would suffer continuing and irreparable injury to its business as a direct result of such violations. If Consultant breaches, or threatens to breach, any material obligation contained herein, then ChromaDex at its sole discretion will be entitled to institute and prosecute proceedings in any court of competent jurisdiction or in a binding arbitration, either in law or in equity, to obtain the specific performance thereof by Consultant or to enjoin Consultant from violating the provisions hereof. If court proceedings or an arbitration are instituted by reason of a breach or violation hereof the prevailing party will receive, in addition to any damages awarded, its reasonable attorney’s fees, court costs and related expenses.

13.
Representation. Consultant represents that there is no conflict of interest between its performance of this Agreement and its employment and/or any other agreement with others. In the event Consultant believes that there is presently any such conflict, or any such conflict arises during this Agreement or extensions thereof, it will advise ChromaDex immediately in writing.

14.
Non-Assignment. Neither party may assign this Agreement, or any rights and duties hereunder, without written consent of the other; provided that ChromaDex may assign or otherwise transfer this Agreement to its affiliates and otherwise incident to the transfer, sale, acquisition, or merger of substantially all the assets of ChromaDex, or by operation of law.

15.
Integration. This Agreement sets forth the entire and only agreement and understanding between ChromaDex and the Consultant relative to the subject matter hereof. Any representation, promise, or condition, whether oral or written, that is not incorporated herein shall not be binding upon either party. Thus, this Agreement supersedes any prior agreements between the parties regarding the subject matter hereof. No waiver, modification, or amendment of the terms of this Agreement shall be effective unless made in writing and signed by an authorized representative of the party sought to be bound hereby.

18.
Severability. The sections of this Agreement will be enforceable to the fullest extent permissible under applicable law, but the unenforceability (or modification to conform to such law) of any provision(s) hereof will not render unenforceable or impair the remainder thereof. If any provision(s) hereof are deemed invalid, illegal, or unenforceable, the offending provision(s) should be deleted or modified, as minimally as possible and as necessary, to retain as much of the provision and this Agreement valid and enforceable as possible.

19.
Ethics. Consultant shall be responsible for knowing and shall comply, in all material respects, with all applicable laws, rules, and regulations governing the ethics and operations of organizations affected by Consultant's activities.

20.
Authority. Consultant acknowledges that he/she is neither an Officer nor a Director of ChromaDex and does not have the authority to bind ChromaDex or its affiliates to any contract, lease, or agreement in any form. Consultant also agrees that he will inform any entity or individual who wishes to enter into any contract or other binding agreement with ChromaDex that he does not have the authority to execute documents or bind ChromaDex or its affiliates without specific written authorization.

21.
Independent Counsel and Joint Drafting. Each party acknowledges and agrees that it: (a) is aware that this Agreement affects its legal rights; (b) has had the opportunity to seek advice regarding this Agreement from independent counsel of its own choosing; and (c) understands and voluntarily enters this Agreement of its own free will and choice. Thus, this Agreement should be construed to have been drafted jointly and will not be strictly construed against either party.

22.
Action on Termination. Upon termination of this Agreement for any reason, with or without cause: (a) at the request of ChromaDex, each Consultant must deliver immediately to ChromaDex all work product, images, writings, lists, samples, experimental results, data, quotations, books, records, files, computer software, drawings, other tangible manifestations of ChromaDex’s Information, keys, access codes, and other property of ChromaDex and its vendors, customers, and affiliates that Consultant had access to as a result of consulting under this Agreement, that are in Consultant’s possession, custody or control; and (b) at the request of ChromaDex, Consultant will execute such documents and take such other actions as necessary in order to reaffirm the covenants and obligations set forth in this Agreement; provided, however that failure to request such reaffirmation will not waive any requirements of this Agreement. Consultant understands that failure to perform these obligations may result in ChromaDex, at its sole discretion, withholding payment of any remaining compensation or taking any other legal action necessary to protect its rights.

23.
Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt to the address set forth above or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

24.
Independent Contractor. Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to ChromaDex, and not as an employee, partner, agent or co-venturer of or with ChromaDex. Except as set forth herein, ChromaDex shall neither have nor exercise control or direction whatsoever over the operations of Consultant, and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by ChromaDex.

25.
No Agency Created. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of ChromaDex or to otherwise bind ChromaDex to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

26.
Counterparts. This Agreement may be executed in counterparts, each of shall constitute an original, whether actual original or a copy, and all of which shall constitute one and the same instrument.

27.
The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of California, U.S.A. without giving effect to its choice of laws principles.

CHROMADEX, INC.	CONSULTANT

BY: /s/ Mark Friedman	BY: /s/ Troy Rhonemus
Mark Friedman, General Counsel	Troy Rhonemus

DATE: 11/19/2018	DATE: 11/20/2018

Exhibit A: Scope of Work

Services Description: Consultant is to provide the following services on an as-needed basis:

●
Provide advice and counsel with respect to ongoing business ventures, product development, intellectual property, corporate matters and other functions for ChromaDex
●
Helping to negotiate deal terms with key ingredient supplier(s)
●
Product development with respect to the fermentation process for NR
●
Make himself reasonably available to confer, in person or otherwise, with other ChromaDex consultants and advisors
●
Attend meetings as needed regarding the above